ASSOCIATED BANC-CORP

                 7.625% Junior Subordinated Debentures due 2032

                         Officers' Certificate Pursuant
                         To Section 3.1 of the Indenture


     Pursuant to authority expressly delegated by the Board of Directors of Associated Banc-Corp (the "Company") by resolutions duly adopted by the Board of Directors, and pursuant to the Indenture referred to below, there is hereby established a series of Securities (as that term is defined in the Indenture) pursuant to Section 3.1 of the Junior Subordinated Indenture, dated as of May 30, 2002, between the Company and BNY Midwest Trust Company, as Trustee (the "Indenture"), the terms of which shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Indenture):

          (1) The Securities of this series shall be known and designated as the "7.625% Junior Subordinated Debentures due 2032" of the Company (the "Debentures"). The Debentures initially shall be issued to ASBC Capital I, a Delaware statutory business trust (the "Trust"). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of May 30, 2002, among the Company, as Sponsor, BNY Midwest Trust Company, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein (the "Trust Agreement"). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of May 30, 2002, between the Company and BNY Midwest Trust Company, as Guarantee Trustee.

          (2) The aggregate principal amount of Debentures which may be authenticated and delivered under the Indenture is $207,474,250 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 3.4, 3.5, 3.6,
9.6  or  11.6  of  the  Indenture).

          (3) The Debentures will be issued only in fully registered form and the authorized minimum denomination of the Debentures shall be $25 and any integral multiple of $25 in excess thereof.

          (4) The principal amount of the Debentures shall be payable in full on June 15, 2032 subject to and in accordance with the provisions of the Indenture.

          (5) The rate at which the Debentures shall bear interest will be 7.625% per annum; the date from which such interest shall accrue is May 30, 2002; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable are March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2002; and the Regular Record Dates (as defined in the Indenture) for the interest payable on any Interest Payment Date will be the business day preceding each Interest Payment Date, provided, however, in the event the Debentures are distributed to the holders of the Preferred Securities (as defined below) of the Trust, the Regular Record Date for the Debentures shall be (i) in the case the Debentures are represented by one or more global securities, the business day next preceding such Interest
Payment Date and (ii) in the case the Debentures are not represented by one or more global securities, the date which is fifteen days next preceding such Interest Payment Date (whether or not a business day). The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

          (6) Interest will be payable to the person in whose name a Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of a Debenture shall be paid to the Person to whom principal is paid.

          (7) Interest on the Debentures shall be subject to deferral to the extent and in the manner provided in Section 3.11 of the Indenture at any one time or from time to time for a period next exceeding 20 consecutive quarterly periods.

          (8) Payment of the principal of (and premium, if any) and interest on the Debentures will be made at the corporate trust office of BNY Midwest Trust Company in the City of New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where Debentures may be presented or surrendered for payment and the office where Debentures may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served shall be the corporate trust office of BNY Midwest Trust Company in the City of New York, New York. The Trustee shall act as Paying Agent.


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
          (9) The Debentures are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture, at 100% of their principal amount plus accrued and unpaid interest:

                    - in whole or in part, on one or more occasions at any time on or after May 30, 2007; or

                    - in whole at any time if a Special Event occurs and is continuing with respect to the Trust's 7.625% Preferred Securities (the "Preferred Securities") and the Company cannot cure that event by some reasonable action.

                  The Company may redeem the Debentures within 90 days following the occurrence of the Special Event. A "Special Event" means the occurrence of a "Tax Event", a "Regulatory Capital Event" or an "Investment Company Event".

               "Tax Event" means the receipt of the Company or the Trust of an Opinion of Counsel experienced in such matters, to the effect that, as a result of:

                    - any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

                    - any court, governmental agency or regulatory authority interpreting or applying such laws or regulations,

                    there  is  more  than  an  insubstantial  risk  that:

                    - the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Debentures;

                    - interest payable by the Company on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or

                    - the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.


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
               "Regulatory Capital Event" means the reasonable determination by the Company that, as a result of:

                    - any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision; or

                    - any official or administrative pronouncement or action or judicial decision for interpreting or applying such laws of regulations, which amendment or change is effective or pronouncement or decision is announced on or after the date of original issuance of the Preferred Securities there is more than an insubstantial risk that the Company will not be able to treat the Preferred Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve in effect and applicable to the Company.

               "Investment Company Event" means the receipt by the Company and the Trust of an Opinion of Counsel experienced in matters relating to investment companies, to the effect that, as a result of the occurrence of:

                    -    a  change  in  law  or  regulation;  or

                    - a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of original issuance of the Preferred Securities.

          (10) The Debentures shall not be subject to any sinking fund or analogous provisions.

          (11) The Debentures shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.


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
          (12) The defeasance provisions of Article XIII of the Indenture shall apply.

          (13) The subordination provisions of Article XIV of the Indenture shall apply.


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
     IN WITNESS WHEREOF, the undersigned have executed this Officers' Certificate as of the 30th day of May, 2002.

                                         ASSOCIATED  BANC-CORP


                                         By:____________________________________
                                             Name:  Joseph  B.  Selner
                                             Title:  Executive  Vice  President
                                                     and Chief Financial Officer


                                         By:____________________________________
                                              Name:  Teresa  A.  Rosengarten
                                              Title: Senior Vice President and
                                                     Treasurer



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